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                                 [LETTERHEAD]

                               February 25, 2000


The Navellier Millennium Funds
One East Liberty, Third Floor
Reno, NV  89501



     Re:  The Navellier Millennium Funds N-1A
          Post-Effective Amendment No. 3
          File No. 033-63155
          File No. 811-08995



Gentlemen:

     I have acted as counsel to The Navellier Millennium Funds previously named the American Tiger Funds (the "Fund") in connection with the preparation of the initial Registration Statement on Form N-1A and all Post-Effective Amendments for filing with the Securities and Exchange Commission, covering shares of common stock at no par value, of the Fund.


     I hereby consent to the incorporation by reference of my September 9, 1998 Opinion and Consent as an Exhibit to the Registration Statement of the Fund filed September 10, 1998 and to the reference of my name in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any Distributor or dealer in connection with the registration and qualification of the Fund or its common stock under the securities laws of any state or jurisdiction. In giving such permission, I do not admit hereby that I come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              LAW OFFICES OF SAMUEL KORNHAUSER


                         By:  /s/ Samuel Kornhauser
                              --------------------------------
                              Samuel Kornhauser